UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 9, 2006

PeopleSupport, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-115328 (Commission Identification No.)	95-4695021 (IRS Employer File Number)
1100 Glendon Ave., Suite 1250, Los Angeles, California 90024
(Address of principal executive offices)          (Zip Code)
(310) 824-6200
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On November 9, 2006, PeopleSupport, Inc. (the “Company”) entered into an Underwriting Agreement with Credit Suisse Securities (USA) LLC and Cowen and Company, LLC, as representatives of the underwriters named in the agreement, for the sale by the Company to the underwriters of 4,200,000 shares of the Company’s common stock at the public offering price of $20.00 per share less an underwriting discount of $1.10 per share. In addition, the Company granted the underwriters an option, to purchase up to an additional 630,000 shares of common stock under the same terms, to cover over-allotments, if any. On November 13, 2006, the underwriters exercised in full their option to purchase an additional 630,000 shares of common stock. A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1. The shares were sold under the Company’s shelf registration statement on Form S-3 (SEC File No. 333-135560). The offering will result in approximately $90.8 million in net proceeds to the Company, after deducting underwriting discounts and commissions and expenses payable by the Company.
     On November 9, 2006, the Company issued a press release regarding the sale of its common stock to the public. On November 13, 2006, the Company issued a press release regarding the underwriters exercise of their over-allotment option. A copy of these press releases are attached hereto as Exhibits 99.1 and 99.2.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits
1.1	Underwriting Agreement, dated November 9, 2006

99.1	Press Release dated November 9, 2006

99.2	Press Release dated November 13, 2006

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
November 14, 2006

PeopleSupport, Inc. a Delaware corporation
By:	/s/ Lance Rosenzweig
President, Chief Executive Officer and
Chairman of the Board of Directors

Exhibits
1.1	Underwriting Agreement, dated November 9, 2006

99.1	Press Release dated November 9, 2006

99.2	Press Release dated November 13, 2006